-3-


Exhibit 99
                                                              PR NEWSWIRE

                 NORTH EUROPEAN OIL ROYALTY TRUST ANNOUNCES
           THE DISTRIBUTION FOR THE SECOND QUARTER OF FISCAL 2007

RED BANK, N.J. April 30, 2007 -- The Trustees of North European Oil Royalty Trust (NYSE-NRT) approved a quarterly distribution of 80 cents per unit, payable on May 30, 2007 to holders of record on May 11, 2007. John R. Van Kirk, Managing Director, noted that this quarter's distribution was 8 cents or 9.09% less than the distribution made for last year's equivalent quarter.

For the quarter just ending, lower gas prices and lower gas sales combined to negatively impact funds available for distribution compared to the second quarter of fiscal 2006. This negative impact was only partially offset by the increase in value of the Euro. For the quarter just ending, the average price of gas sold under the higher royalty rate agreement covering western Oldenburg (the "Mobil Agreement") decreased 12.28% to 1.9950 Eurocents/Kwh ("Ecents/Kwh") from 2.2743 Ecents/Kwh. For the same period, the average price of gas sold under the lower royalty rate agreement covering the entire Oldenburg concession (the "BEB Agreement") decreased 0.22% to 2.3038 Ecents/Kwh from 2.3088 Ecents/Kwh. When converted into more familiar terms using the applicable exchange rates, the average gas prices for gas sold under the higher and lower royalty rate agreements during the second quarter of fiscal 2007 were $7.64 and $8.60/Mcf respectively, as compared to $7.91 and $7.84/Mcf respectively for the prior year.

Gas sales under the Mobil Agreement decreased 9.95% to 17.125 billion cubic feet ("Bcf") in the quarter just ending from 19.016 Bcf in the second quarter of fiscal 2006. Overall gas sales covered under the BEB Agreement decreased 13.38% to 40.518 Bcf from 46.775 Bcf in the second quarter of fiscal 2006. Based on the cumulative transfers throughout the quarter just ending, the average value of the Euro was $1.3313. This value represents a 10.09% increase from the Euro's average value of $1.2093 for the second quarter of fiscal 2006.

Total distributions payable of $1.69 per unit for the first six months of fiscal 2007 were 4 cents lower than the $1.73 distributed for last year's first six months. Distributions are made to Trust unit owners from royalties received from the sales of gas, sulfur and oil from the Trust's royalty holdings in Germany. The May distribution reflects royalties from sales made during the first calendar quarter of 2007. The Trust makes quarterly distributions to unit owners during the months of February, May, August and November. Including this quarter's distribution payable, the cumulative distribution for the previous twelve months is $3.24 per unit.

Contact -- John R. Van Kirk, Managing Director, at P.O. Box 456, Red Bank, N.J. 07701, telephone: (732) 741-4008, E-Mail: neort@aol.com. Website: www.neort.com.